Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-236193), and
(2)	Registration Statement (Form S-8 No. 333-228045);

of our report dated March 30, 2021 (except for Note 3, as to which the date is September 8, 2021, and except for the effects of discontinued operations described in Note 4 to the consolidated financial statements, as to which the date is September 8, 2021), with respect to the consolidated financial statements of Osmotica Pharmaceuticals plc included in this Current Report on Form 8-K.

/s/Ernst & Young LLP

Iselin, New Jersey

September 8, 2021